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                                   EXHIBIT 11


              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                         Years ended December 31,
                                         ------------------------
                                    1998           1997           1996(1)
                                    ----           ----           ----
Average shares outstanding        4,197,077      4,270,789      4,273,200
                                 ==========     ==========     ==========


Net income                       $4,734,000     $4,890,000     $4,880,000
                                 ==========     ==========     ==========


Earnings per common share        $     1.13     $     1.14     $     1.14
                                 ==========     ==========     ==========

(1) Restated to reflect the formation of a holding company through an internal reorganization whereby each share holder of the Bank received three shares of the Corporation's no par value common stock for each share of Bank $1.00 par value stock owned.